Exhibit 99.2
Net Income to Adjusted EBITDA Reconciliation
(In thousands)
(unaudited)
     The following table reconciles net income to Adjusted EBITDA for the Company. Adjusted EBITDA is used by the Company to report its segment performance in accordance with SFAS No. 131. Adjusted EBITDA is defined as net income before interest, income taxes, depreciation and amortization, income from discontinued operations, loss on early retirement of debt, merger related charges, stock compensation expense, long-term incentive compensation, and minority interest. We believe that the presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is used by management to evaluate financial performance and determine resource allocation for each of our operating units.
     Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

							For the Nine Months Ended
	For the Twelve Months Ended December 31,						September 30,
	1999	2000	2001	2002	2003	2004	2004	2005

Net income (loss)	$(13,106)	$5,712	$29,681	$44,231	$74,471	$118,184	$88,358	$(39,941)
Income from discontinued operations, net of tax	—	—	—	—	(251)	(752)	(802)	—
Income tax expense (benefit)	2,811	9,979	3,124	28,576	48,597	79,602	59,121	(18,547)
Equity in income from joint ventures	—	—	—	—	(824)	—	—	—
Minority interest	3,662	4,144	3,491	2,022	2,402	3,448	2,772	2,804
Interest expense, net	21,099	35,187	29,209	26,614	25,404	31,051	23,900	64,049
Loss on early retirement of debt	5,814	6,247	14,223	—	—	—	—	42,736
Merger related charges	—	—	—	—	—	—	—	12,025
Stock compensation expense	—	—	—	—	—	—	—	149,780
Long-term incentive compensation	—	—	—	—	—	—	—	14,453
Special charge	5,223	—	—	—	—	—	—	—
Depreciation and amortization	16,741	30,401	32,290	25,836	34,654	39,977	29,533	35,075

Adjusted EBITDA	$42,244	$91,670	$112,018	$127,279	$184,453	$271,510	$202,882	$262,434

Specialty hospitals	$35,929	$44,550	$57,556	$70,891	$145,650	$236,181	$174,966	$235,190
Outpatient rehabilitation	22,697	65,420	76,127	81,136	74,988	81,616	64,427	62,321
Other	(16,382)	(18,300)	(21,665)	(24,748)	(36,185)	(46,287)	(36,511)	(35,077)

Adjusted EBITDA	$42,244	$91,670	$112,018	$127,279	$184,453	$271,510	$202,882	$262,434

Net revenue:
Specialty hospitals	$307,464	$378,910	$503,021	$625,238	$849,260	$1,089,538	$807,944	$1,029,283
Outpatient rehabilitation	141,740	416,775	440,791	485,101	529,262	558,097	423,465	416,116
Other	6,771	10,212	15,144	16,220	13,844	13,156	9,867	6,838

Net Revenue	$455,975	$805,897	$958,956	$1,126,559	$1,392,366	$1,660,791	$1,241,276	$1,452,237

EBITDA margin:
Specialty hospitals	11.7%	11.8%	11.4%	11.3%	17.2%	21.7%	21.7%	22.8%
Outpatient rehabilitation	16.0%	15.7%	17.3%	16.7%	14.2%	14.6%	15.2%	15.0%
Other	NM	NM	NM	NM	NM	NM	NM	NM

Total	9.3%	11.4%	11.7%	11.3%	13.2%	16.3%	16.3%	18.1%

NM — Not meaningful